EXHIBIT 10.2

PERFORMANCE SHARE AWARD AGREEMENT

PURSUANT TO THE ANGIODYNAMICS, INC.

2004 STOCK AND INCENTIVE AWARD PLAN

PERFORMANCE SHARE AWARD AGREEMENT executed in duplicate as of [DATE], (the “Grant Date”), between AngioDynamics Inc., a Delaware corporation (the “Company”), and NAME OF EXECUTIVE, an employee of the Company (the “Employee”).

In accordance with the provisions of the AngioDynamics, Inc. 2004 Stock and Incentive Award Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meanings as are set forth in the Plan. All references to Sections in this Agreement refer to Sections of this Agreement unless otherwise indicated.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.

Grant of Performance Share Award. The Company hereby grants to the Employee ______________ Performance Share Awards on the terms and subject to the conditions set forth in the Plan and this Agreement (the “Performance Shares”; collectively, the “Award”). The Award is an unfunded and unsecured promise by the Company to issue to the Employee one share of Common Stock for each Performance Share (if any) that is hereafter earned pursuant to Section 2 or Section 6 below, but only if the Employee continues to be employed by the Company or a Subsidiary until the Performance Share is so earned and only if the other provisions of this Agreement (including without limitation Section 5) are satisfied. In no event may the Employee receive pursuant to this Agreement a number shares of Common Stock that exceeds the number of Performance Shares stated above in this Section 1, unless the excess is attributable solely to an adjustment pursuant to Section 7 of this Agreement or Section 10 of the Plan.

2.	Performance Goals.
a)

Twenty-five percent (25%) of the Performance Shares may be earned for each of the Company’s fiscal years ending on or about May 30 of 2006 (the “2006 Performance Year”), 2007 (the “2007 Performance Year”), 2008 (the “2008 Performance Year”) and 2009 (the “2009 Performance Year”) (each, individually, a “Performance Year”; collectively, the “Award Period”). Except if and to the extent that Section 2(d) provides otherwise, none of the Performance Shares that may be earned for a Performance Year will be earned unless either the EPS Goal or the Revenue Goal (as defined below in this Section 2) for that Performance Year is achieved. If the EPS Goal is achieved for a Performance Year but the Revenue Goal is not achieved for that Performance Year, or if the Revenue Goal is achieved for a Performance Year but the EPS Goal is not achieved for that

Performance Year, only one-half of the number of Performance Shares that may be earned for that Performance Year will be earned pursuant to this Section 2, unless Section 2(d) provides otherwise. If both the EPS Goal and Revenue Goal for a Performance Year are achieved, all of the Performance Shares that may be earned for that Performance Year will be earned.

(b)

For purposes of this Section 2, the “EPS Goal” for a Performance Year means that the Company’s diluted earnings per share (“EPS”) in that Performance Year equal or exceed both (i) 115% of the EPS attained by the Company in the Company’s fiscal year preceding that Performance Year, and (ii) the EPS target shown in the table below for that Performance Year:

Fiscal Year Ending on or about May 30...	Diluted EPS Target
2006	$
2007	$
2008	$
2009	$

(c)

For purposes of this Section 2, the “Revenue Goal” for a Performance Year means that the Company’s net revenues in that Performance Year (“Revenue”) equal or exceed both (i) 115% of the Revenue attained by the Company in the Company’s fiscal year preceding that Performance Year, and (ii) the revenue target shown in the table below for that Performance Year:

Fiscal Year Ending on or about May 30...	Net Revenue Target
2006	$
2007	$
2008	$
2009	$

(d)	Catch-Up Opportunity If Goal Missed in First Three Performance Years.

If the EPS Goal or Revenue Goal for the 2006 Performance Year, the 2007 Performance Year or the 2008 Performance Year is not achieved, or both the EPS Goal and Revenue Goal for any of such years are not achieved, the Performance Shares that would have been earned for that Performance Year if the EPS Goal or Revenue Goal, or both the EPS Goal and Revenue Goal, had been achieved may be earned in the following Performance Year (and only in the following Performance Year) if the Company’s EPS or Revenue or both EPS and Revenue (as applicable) in that following Performance Year equals or exceeds the EPS Goal or Revenue Goal or both the EPS Goal and Revenue Goal (as applicable) for that following Performance Year plus any shortfall from the prior Performance Year. In no event may any EPS or Revenue that exceeds the EPS Goal or Revenue Goal for any Performance Year be applied or carried forward to any later Performance Year, nor may any shortfall in the 2009 Performance Year be made up in any later fiscal year. By way of example and not limitation,

(i)	Example 1. Assume the following:

		Attained	Goal*	(Shortfall)/Surplus
2006 Performance Year	Revenue	$	$	$
	EPS	$	$	$
2007 Performance Year	Revenue	$	$	$
	EPS	$	$	$

*Goal taking into account both clause (i) and clause (ii) of paragraphs 2(b) and 2(c) above.

In this example, no Performance Shares would be earned for the 2006 Performance Year because both the EPS Goal and Revenue Goal for that Performance Year were not achieved. However, one-half of the Performance Shares that could have been earned for the 2006 Performance Year, and one-half of the Performance Shares that may be earned for the 2007 Performance Year, would be earned in the 2007 Performance Year because the $ EPS achieved in the 2007 Performance Year equaled the $      EPS Goal for that Performance Year plus the $      shortfall from the $      EPS Goal for the 2006 Performance Year. If 2007 Revenue were $      rather than $      as assumed in the table above, all of the Performance Shares that could have been earned for the 2006 Performance Year, and all of the Performance Shares that may be earned for the 2007 Performance Year, would be earned in the 2007 Performance Year.

[This space left blank intentionally]

(ii)	Example 2. Assume the following:

		Attained	Goal*	(Shortfall)/Surplus
2006 Performance Year	Revenue	$	$	$
	EPS	$	$	$
2007 Performance Year	Revenue	$	$	$
	EPS	$	$	$

*Goal taking into account both clause (i) and clause (ii) of paragraphs 2(b) and 2(c) above.

In this example, one-half of the Performance Shares that may be earned for the 2006 Performance Year would be earned in that Performance Year because the EPS Goal for that Performance Year was achieved. The remaining one-half of the Performance Shares that could have been earned for the 2006 Performance Year, and one-half of the Performance Shares that may be earned for the 2007 Performance Year, would be earned in the 2007 Performance Year because the $     Revenue that was achieved in the 2007 Performance Year equaled or exceeded the $     Revenue Goal for that Performance Year plus the $     shortfall from the Revenue Goal for the 2006 Performance Year. The remaining one-half of the Performance Shares for the 2007 Performance Year would not be earned in that Performance Year because the $     surplus EPS from the 2006 Performance Year may not be carried forward to the 2007 Performance Year. However, that remaining one-half of the Performance Shares could be earned in the 2008 Performance Year if the Company attains EPS in that Performance Year that equals or exceeds the EPS Goal for the 2008 Performance Year plus the $     shortfall from the EPS Goal for the 2007 Performance Year.

(e)

Date Performance Shares Deemed Earned; Employment Condition. Any provision of this Section 2 to the contrary notwithstanding, any Performance Share earned for a Performance Year pursuant to this Section 2 will be deemed earned only (i) on the date that is 2 months following the close of such Performance Year, or, if later, on the date, if any, on which the Committee determines, with the benefit of audited financial statements for such Performance Year, that the Performance Goal applicable to such Performance Share and any other material terms of the Award have been satisfied, and only (ii) if the Employee has continued to be employed by the Company or a Subsidiary from the Grant Date to the date on which the Performance Share is deemed earned pursuant to clause (i) of this paragraph 2(e).

(f)

Accounting Provisions. For purposes of this Section 2, EPS and Revenue shall be computed under generally accepted accounting principles (“GAAP”). However, the Committee retains complete discretion to adjust the EPS Goals and/or the Revenue Goals, and/or the results attained, at any time prior to payment of the Award for unanticipated circumstances or as it otherwise deems appropriate to maintain the relationships between performance and reward contemplated by the Committee on the Grant Date. Any such adjustment by the Committee may (but need not) have the effect of decreasing the number of Performance Shares that are deemed earned hereunder, as the Committee deems appropriate.

3.	Delivery of Shares.

(a)

Delivery of shares of Common Stock that the Employee is entitled to receive pursuant to this Agreement shall occur as soon as practicable after the Employee earns the Performance Shares for which such shares of Common Stock are being issued pursuant to Section 2 above or Section 6 below and the other terms and conditions of this Agreement; provided that (i) such shares shall be delivered to the Employee no later than 2½ months after the close of the Performance Year for which those Performance Shares are earned, or, if later, as soon as practicable after the Committee determines, with the benefit of audited financial statements, that the Performance Goal applicable to those Performance Shares and any other material terms of the Award have been satisfied, and (ii) in no event shall such shares be delivered to the Employee later than the later of (A) the date that is 2½ months from the end of the Employee’s first taxable year in which those Performance Shares are earned, or (B) the date that is 2½ months from the end of the Company’s first taxable year in which those Performance Shares are earned.

(b)

The shares of Common Stock delivered under this Agreement will be duly authorized, validly issued, fully paid and non-assessable. The shares to be delivered shall be credited to a book entry account in the name of the Employee. At the election of the Employee, stock certificates representing such shares will be delivered to the Employee as soon as practicable after the Company’s receipt of the Employee’s election.

4.	Termination of Employment.

(a)

If the Employee ceases to be employed by the Company and its Subsidiaries before all of the Performance Shares have been earned in accordance with Section 2 above or Section 6 below, then, unless the Committee provides otherwise in writing, upon cessation of such employment, and irrespective of whether such employment is terminated by the Company, a Subsidiary or the Employee, and irrespective of the reason for the employment termination, the Award shall terminate with respect to all of the Performance Shares that have not been earned on or before the date of cessation of such employment, and the Employee will not be entitled to any shares of Common Stock (or any other payment) for such Performance Shares.
(b)

A transfer of the Employee from the employ of the Company to the employ of a Subsidiary, or from the employ of a Subsidiary to the employ of the Company or another Subsidiary, will not be deemed a cessation of employment for purposes of this Agreement, including this Section 4 and Section 6 below. An approved leave of absence will also not be deemed a cessation of employment for purposes of this Agreement for the duration of such approved leave, unless the Committee provides otherwise at or before its meeting that coincides with or next follows the commencement of such leave.

5.

Additional Condition. If, at any time before the Committee determines whether the Performance Goals for the 2009 Performance Year have been attained, or, if later, before six months elapse after all of the shares to which the Employee is entitled pursuant to this Agreement are delivered to the Employee, the Employee: (i) directly or indirectly, whether as an owner, partner, shareholder, director, consultant, agent, employee, investor or in any other capacity, accepts employment, renders services to or otherwise assists any other business which competes with the business conducted by the Company or any of its Subsidiaries at any time during the two years preceding the conduct in question; (ii) directly or indirectly, hires or solicits or arranges for or participates in the hiring or solicitation of any employee of the Company or any of its Subsidiaries, or encourages any such employee to leave such employment; (iii) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by the Employee’s work responsibilities with the Company or any of its Subsidiaries); (iv) commits a crime against the Company or any of its Subsidiaries; (v) engages in an act of moral turpitude that in the opinion of the Committee brings (or may bring) disrepute upon the Company if any payment or further payment of shares is made pursuant to this Agreement; (vi) engages in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Conduct and Ethics, or (vii) engages in conduct adverse to the best interests of the Company or any of its Subsidiaries; then, unless the Committee, in its sole discretion, decides otherwise, and any provision of this Agreement to the contrary notwithstanding, (A) the Award (including but not limited to any Performance Shares that were earned before the Employee engaged in the conduct in question) shall be canceled, and (B) the Employee shall forfeit and hereby agrees to return to the Company on demand any and all shares of Common Stock that had been delivered to the Employee pursuant to this Agreement; provided that, in the event of a Change in Control, the Award may not be cancelled and shares may not be forfeited for conduct described in clause (vi) or (vii) of this sentence unless the Committee as constituted before a Change in Control determines that the Award should be cancelled and the shares should be forfeited. The provisions of this Section 5 are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Employee and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

6.

Exception for Change in Control. Any provision of this Agreement to the contrary notwithstanding, if the Employee continues to be employed by the Company or a Subsidiary from the Grant Date to the date, if any, on which a Change in Control occurs, and such Change in Control occurs before the Committee has determined whether the Performance Goals for the 2009 Performance Year have been attained, then (a) all of the Performance Shares that may be earned (i) for the Performance Year (if any) in which the Change in Control occurs (including any Performance Shares that may be earned in such Performance Year pursuant to the carryover provisions of Section 2(d) above), and (ii) for any later Performance Year, and (b) if the Change in Control occurs before the Committee has determined whether the Performance Goals have been attained for the Performance Year preceding the fiscal year of the Company in which the Change in Control occurs, any Performance Shares that may be earned pursuant to Section 2 above for that preceding Performance Year (including any Performance Shares that may be earned in that preceding Performance Year pursuant to the carryover provisions of Section 2(d) above), shall thereupon immediately become earned, and shares of Common Stock shall promptly be delivered to the Employee in payment thereof, whether or not the Performance Goals for the Performance Years in question have been or are thereafter attained or exceeded and whether or not the Employee is thereafter employed by the Company or a Subsidiary. For the avoidance of doubt, and by way of example, if a Change in Control occurs in June, 2008, and before the Committee has determined whether the Performance Goals for the 2008 Performance Year have been attained, and the Employee has continued to be employed by the Company or a Subsidiary until the date on which such Change in Control occurs, then upon such Change in Control all of the Performance Shares that may be earned for the 2008 Performance Year and for the 2009 Performance Year, including any Performance Shares that may be earned for the 2007 Performance Year in the 2008 Performance Year pursuant to the catch-up provisions of Section 2(d) above, shall become earned and shares of Common Stock shall promptly be delivered to the Employee in payment of such Performance Shares.

7.	Adjustments Upon the Occurrence of Certain Events.
(a)

In the case of a stock dividend or a stock split with respect to the Common Stock, the number of shares subject to the Award shall be increased by the number of shares the Employee would have received had he owned outright the shares subject to the Award on the record date for payment of the stock dividend or the stock split.

(b)

In the case of any reorganization or recapitalization of the Company (by reclassification of its outstanding Common Stock or otherwise), or its consolidation or merger with or into another corporation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, pursuant to any of which events the then outstanding shares of the Company’s Common Stock are combined, or are changed into or become exchangeable for other shares of stock, the Award shall entitle the Employee to earn and receive, on the terms and subject to the conditions set forth in this Agreement, the shares of stock which the Employee would have received upon such reorganization, recapitalization, consolidation, merger, sale or other transfer, if immediately prior thereto he had owned the shares in respect of this Award and had exchanged such shares in accordance with the terms of such reorganization, recapitalization, consolidation, merger, sale or other transfer.
(c)

Except as expressly provided otherwise above in this Section 7 or in Section 10 of the Plan, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of options, rights or warrants to subscribe therefor or to purchase the same, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or class of shares of stock subject to the Award.

8.

Compliance with Law. If at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Award upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Award or the issue of shares hereunder, no rights under this Award may be exercised and shares of Common Stock may not be delivered pursuant to this Award, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee and any delay caused thereby shall in no way affect the date of termination of this Award. The Employee acknowledges and understands that sales or other dispositions of any shares received under this Award may be subject to restrictions under the Federal securities laws, including Section 16(b) of and Rule 10b-5 under the Securities Exchange Act of 1934 and Rule 144 under the Securities Act of 1933, as well as the Company’s policy on insider trading.

9.

Relation To Other Benefits. The benefits received by the Employee under this Agreement will not be taken into account in determining any other benefits to which the Employee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Employee under any life insurance plan covering employees of the Company.

10.

Amendments; Integrated Agreement. This Agreement may only be amended in a writing signed by the Employee and an officer of the Company duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

11.

No Implied Promises. By accepting the Award and executing this Agreement, the Employee recognizes and agrees that the Company and its Subsidiaries, and each of their officers, directors, agents and employees, including but not limited to the Board and the Committee, in their oversight or conduct of the business and affairs of the Company and its Subsidiaries, may in good faith cause the Company and/or a Subsidiary to act or omit to act in a manner that will, directly or indirectly, prevent the Employee from earning all or some of the Performance Shares. No provision of this Agreement shall be interpreted or construed to impose any liability upon the Company, any Subsidiary, or any officer, director, agent or employee of the Company or any Subsidiary, or the Board or the Committee, for any failure to earn Performance Shares that may result, directly or indirectly, from any such action or omission, or shall be interpreted or construed to impose any obligation on the part of any such entity or person to refrain from any such action or omission.

12.

No Assignment or Transferability. In no event (a) may the Employee sell, exchange, transfer, assign, pledge, hypothecate, mortgage or dispose of the Award or any interest therein, nor (b) shall the Award or any interest therein be subject to anticipation, attachment, garnishment, levy, encumbrance or charge of any nature, voluntary or involuntary, by operation of law or otherwise. Any attempt, whether voluntary or involuntary, to sell, exchange, transfer, assign, pledge, hypothecate, mortgage, dispose, anticipate, attach, garnish, levy upon, encumber or charge the Award or any interest therein shall be null and void and the other party to the transaction shall not obtain any rights to or interest in the Award. The foregoing provisions of this Section 12 shall not prevent the Award or any Performance Share from being forfeited pursuant to the terms and conditions of this Agreement, and shall not prevent the Employee from designating a Beneficiary to receive the Award in the event of his or her death. Any such Beneficiary shall receive the Award subject to all of the terms, conditions and restrictions set forth in this Agreement, including but not limited to the provisions of Sections 3 and 4.

13.

Withholding of Taxes. The Committee may cause to be made, as a condition precedent to any delivery or transfer of stock hereunder, appropriate arrangements to satisfy any foreign, Federal, state or local taxes that the Company determines it is required to withhold with respect to such delivery or transfer of stock, and the Committee may require the Employee to pay to the Company prior to delivery of such stock, the amount of any such taxes.

14.

Notices. Any notice hereunder by the Employee shall be given to the Chief Executive Officer or Chief Financial Officer of the Company in writing and such notice by the Employee hereunder shall be deemed duly given or made only upon receipt by the addressee at AngioDynamics, Inc., 603 Queensbury Avenue, Queensbury, New York 12804, or at such other address as the Company may designate by notice to the Employee. Any notice to the Employee shall be in writing and shall be deemed duly given if mailed or otherwise delivered to the Employee at such address as the Employee may have on file with the Company.

15.

Interpretation. The Committee shall interpret and construe this Agreement and determine whether the Employee has satisfied the Performance Goals set forth in Section 2. Any such interpretation, construction or determination shall be final, binding and conclusive on the Company and the Employee. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

16.	General.
(a)

Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any Subsidiary, or shall limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate the employment or other service of the Employee or adjust the compensation of the Employee.

(b)

The Employee shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance to him of a stock certificate for such shares or of entry of a credit for such shares in the Employee’s book entry account.

	(c)	This Agreement shall be binding upon the successors and assigns of the Company and upon any Beneficiary of the Employee.
(d)

Any waiver by a party of another party’s performance of, or compliance with, a term or condition of this Agreement shall not operate, or be construed, as a waiver of any subsequent failure by such other party to perform or comply.

(e)

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

	(f)	The titles to Sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.
	(g)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.
(h)

Any provision of this Agreement that would cause any amount payable hereunder to be subject to tax pursuant to Section 409A(a)(1)(A) of the Internal Revenue Code as amended by Section 885 of the American Jobs Creation Act of 2004 shall be administered, interpreted and construed to the end that such Section of the Code shall not apply to such amount. The Employee hereby agrees to execute in 2005 any amendments to this Agreement that the Company determines are necessary or advisable to avoid subjecting any amount payable hereunder to tax pursuant to that Section of the Code. Nothing in this paragraph or elsewhere in this Agreement or the Plan shall be construed as a representation or warranty by the Company that any amount payable hereunder will not be subject to tax pursuant to that Section of the Code.

(i)

This Agreement is intended to document a Performance Share Award pursuant to and subject to Section 5 and the other applicable terms and conditions of the Plan, a copy of which has been or is herewith being supplied to the Employee and the terms and conditions of which are hereby incorporated by reference. Anything herein to the contrary notwithstanding, each and every provision of this Agreement shall be subject to the terms and conditions of the Plan. For the avoidance of doubt, the Award is not intended to qualify as “Performance-Based Compensation” as defined in Section 2(v) of the Plan, and Section 6 of the Plan is thus not intended to apply to the Award.

[This space left blank intentionally]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ANGIODYNAMICS, INC.

By:_____________________________

Title:____________________________

[SEAL]

Attest:

___________________________

Secretary

EMPLOYEE

________________________________